                                                                       EXHIBIT 5

                     [LETTERHEAD OF HUBER LAWRENCE & ABELL]

                                        October 22, 2002

Energy East Corporation
P.O. Box 12904
Albany, New York 12212-2904

Dear Sirs:

    In connection with the issuance by Energy East Corporation (the "Company") of shares of Common Stock, par value $.01 per share, of the Company (the "Stock") pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan, as amended (the "Plan"), the Company is filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, a Post-Effective Amendment No. 3 to the Registration Statement No. 033-54155 (the "Post-Effective Amendment") with which this opinion is to be included as an Exhibit.

    As your counsel, we are generally familiar with the corporate proceedings of the Company and are generally familiar with the Plan.

    In our opinion, when the actions as hereinafter set forth shall have been taken, the Stock to be issued pursuant to the Plan will have been duly authorized, and, when sold, will be legally issued, fully paid and non-assessable.

    a. The Post-Effective Amendment shall have been filed with the Securities and Exchange Commission and shall have become effective.

    b. The Board of Directors of the Company shall have authorized the issuance and sale of the Stock in accordance with the terms of the Plan; and

    c. The Stock shall have been appropriately issued and delivered to the purchaser or purchasers thereof in accordance with the terms of the Plan and the consideration therefor received by the Company.

    We hereby consent to the filing of this opinion as an Exhibit to the Post-Effective Amendment and to the making of the statements with reference to our firm under the heading "Legal Opinion" in the related prospectus.

                                                               /s/ HUBER LAWRENCE & ABELL